Exhibit 99.1

Contact Information:
George C. Moore
Executive Vice President & Chief Financial Officer
414-643-3000

REXNORD ANNOUNCES AGREEMENT

TO ACQUIRE GA INDUSTRIES, INC.

MILWAUKEE, Wis. – December 21, 2007 – Rexnord LLC announced today that its affiliate, Zurn Industries, LLC has entered into a definitive agreement to acquire the stock of GA Industries, Inc. for a cash purchase price of $76 million. The acquisition is expected to close in the first calendar quarter of 2008 and will expand Rexnord’s strategic water management platform, which was created with the company’s acquisition of Zurn Industries in February, 2007. Rexnord anticipates funding the acquisition within its existing credit facilities.

The acquisition further expands Zurn’s presence in water and wastewater markets in municipal, hydropower, and industrial environments. GA Industries, Inc. (GAI), which includes the Rodney Hunt Company, manufactures automatic control valves, check valves, gate valves, and other engineered flow control products. GAI is based in Cranberry, Pennsylvania and also has a facility in nearby Mars, Pennsylvania. The Rodney Hunt Company is located in Orange, Massachusetts. GAI and Rodney Hunt employ nearly 300 employees with annual sales of approximately $60 million. Additional information about each company is available at www.gaindustries.com and www.rodneyhunt.com.

Alex P. Marini, President and CEO of Rexnord’s Water Management Group, said, “The addition of GAI and the Rodney Hunt Company will greatly expand and enhance our water management portfolio and make Zurn Industries the preeminent provider of engineered water management solutions.”

Mike Colton, CEO of GA Industries, Inc. stated, “The merger provides our customers, distributors and employees with the additional strength and resources of Rexnord and Zurn. The newly combined product line greatly enhances the scope of products available to our customers”

Bob Hitt, Rexnord President and Chief Executive Officer, said, “We are pleased to welcome GAI and Rodney Hunt to Rexnord and Zurn. The rich histories of the companies, coupled with their long standing traditions of product design and customer satisfaction, are valuable complements to our water management platform.”

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About Rexnord LLC

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading, diversified multi-platform industrial company comprised of two key platforms: Power Transmission and Water Management, with approximately 7,100 employees worldwide. Rexnord power transmission products include gears, couplings, industrial bearings, flattop, aerospace bearings and seals, industrial chain, and special components. Rexnord’s water management products are sold primarily under the Zurn and Wilkins brand names and products include specification drainage, water control, PEX, and commercial brass products. Additional information about the company can be found at www.rexnord.com and www.zurn.com.

Forward-Looking Statements

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, market demand, pricing and competitive and technological factors, among others, as set forth in our SEC filings. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law. Although we believe this acquisition will occur, there can be no assurance regarding the successful completion of the acquisition.